Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Nos. 333-19103, 333-19099, 333-161253 and 333-177176) on Form S-8 of the Cabot 401(k) Plan of our report dated June 23, 2021 with respect to the statements of net assets available for benefits of the Cabot 401(k) Plan as of December 31, 2020 and 2019 and the related statement of changes in net assets available for benefits for the year then ended December 31, 2020, and the related supplemental schedules as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 11-K of the Cabot 401(k) Plan.

/s/ Caron & Bletzer, PLLC

Kingston, NH

June 23, 2021